Exhibit 10.1

SETTLEMENT and license AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature required by this Agreement (the “Effective Date”) by and between Plaintiff Enzo Life Sciences, Inc., a corporation organized and existing under the laws of the State of New York, having offices at 10 Executive Boulevard, Farmingdale, NY 11735 (“Enzo”) and Defendant Agilent Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices at 5301 Stevens Creek Blvd., Santa Clara, CA 95051 (“Agilent”). Enzo and Agilent are individually referred to herein as a “Party,” and collectively as the “Parties.”

WITNESSETH

WHEREAS, Enzo has alleged that Agilent infringes U.S. Patent No. 7,064,197 (“the ‘197 patent”) in an action styled Enzo Life Sciences, Inc. v. Agilent Technologies, Inc., No. 1:12-cv-434-LPS, pending in the United States District Court for the District of Delaware (the “Litigation”); and

WHEREAS, Agilent denies all liability in the Litigation; and

WHEREAS, Agilent has alleged that it does not infringe the ‘197 patent, and further, that the ‘197 patent is invalid and unenforceable; and

WHEREAS, Enzo disputes Agilent’s allegations of invalidity, unenforceability, and non-infringement; and

WHEREAS, the Parties now desire to settle the Litigation and to provide and receive certain releases, licenses and covenants not to sue, all on the terms and conditions set forth herein; and

WHEREAS, this Agreement reflects a settlement and compromise between the parties under Federal Rule of Evidence 408 with respect to Enzo’s claims and Agilent’s defenses in the Litigation, including without limitation on the disputed issues of patent validity, enforceability, and infringement;

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter contained, the Parties agree as follows:

SECTION 1: DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Party, (1) any Person that, as of the Effective Date, is directly or indirectly controlling, controlled by, or under common control with, such Party, and (2) all future wholly-owned subsidiaries of such Party that are created by the Party in the ordinary course of business or as a result of an internal reorganization of the Party (e.g., not an

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acquisition of, acquisition by, or merger with another Person) and only for so long as that entity is a wholly-owned subsidiary of such Party. For purposes of this Agreement, “control” means the ability to control the direction of the management and operations of the subject Person, whether through ownership, contract or otherwise. Control will be presumed where a Party has ownership of 50% or more of the outstanding voting shares of the Person. Notwithstanding anything to the contrary herein, the following Persons are not, and cannot be considered, Affiliates of Agilent for the purposes of this Agreement so long as any patent infringement litigation or royalty obligation concerning the Licensed Enzo Patents (or U.S. Patent No. 4,943,523) remains pending between Enzo and that Person (or any Affiliate of that Person): Abbott Laboratories; Abbott Molecular, Inc.; Becton, Dickinson and Company; Becton, Dickinson Diagnostics, Inc.; Geneohm Sciences, Inc. (now part of Becton Dickinson); Gen-Probe, Inc. (now part of Hologic, Inc.); Hologic, Inc.; Illumina, Inc.; Life Technologies Corporation (now part of Thermo Fisher Scientific, Inc.); Roche Molecular Systems, Inc. (part of Hoffmann-La Roche AG); Roche Diagnostics Corporation (part of Hoffmann-La Roche AG); Roche Diagnostics Operations Inc. (part of Hoffmann-La Roche AG); Roche Diagnostics GMBH (part of Hoffmann-La Roche AG), and Roche Nimblegen, Inc. (part of Hoffmann-La Roche AG); or their respective Affiliates.

“Licensed Agilent Products” means any past, current and future products and services, product lines, devices, instruments, systems, assays, components, kits, hardware, software, or any combination of the foregoing, for which the making, using, selling, offering for sale, importing, exporting, or other transfer or disposal by Agilent or its Affiliates would, but for the license granted in this Agreement, infringe a Valid Claim of the Licensed Enzo Patents.

“Licensed Enzo Patents” means (i) U.S. Patent No. 7,064,197; (ii) any patents and patent applications claiming priority to or through, or sharing a common priority claim with, the foregoing; (iii) any foreign counterparts of any patents and patent applications covered in subparts (i) and (ii); and (iv) any re-issues, re-examinations, renewals, substitutes, claim amendments made in post-grant proceedings (including IPR and PGR proceedings, oppositions, and limitation proceedings), renewals, extensions, validations, restorations, revivals, continuations, continuations-in-part, continuing prosecution applications, divisionals, and national phase filings of any patents and patent applications covered in subparts (i), (ii), and (iii).

“Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization, or other legal entity.

“Third Party” means any Person or entity other than the Parties to this Agreement and their Affiliates.

“Covered Third Party Accused Products” means Third Party products and services that include as an element thereof any Licensed Agilent Products.

“Valid Claim” means a claim of an issued patent that has not expired or been finally held invalid or unenforceable by a court or administrative body of competent jurisdiction from which no appeal can be or is taken.

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SECTION 2: LICENSE, RELEASES, AND COVENANTS

2.1 License. Subject to the terms and conditions hereof, including Agilent’s timely payment of the Payment under Section 3.1, Enzo hereby grants to Agilent and its Affiliates a fully paid-up non-exclusive, non-transferable (except as set forth in Section 5), worldwide license under the Licensed Enzo Patents to make, have made, develop, have developed, use, import, export, distribute, sell, have sold, transfer or otherwise dispose of, offer for sale, and practice all processes and methods in connection with, the Licensed Agilent Products.

Agilent shall not have the right to sublicense or otherwise grant, in whole or in part, licenses under the Licensed Enzo Patents. The license granted herein shall not extend to cover any products of a Third Party that acquires or is acquired by Agilent or its Affiliates (whether by merger, consolidation, share acquisition, or acquisition of all or substantially all assets or otherwise), including without limitation for products made, used, imported, exported, distributed, sold, offered for sale, developed, advertised, and practiced by such Third Party before the date of such acquisition. The license granted herein shall not include any rights to the Licensed Enzo Patents other than those expressly provided by this section. No license or immunity is granted under this Agreement by Enzo, either directly or by implication, estoppel, or otherwise, to any Person acquiring Licensed Agilent Products for the modification or combination by such Person of Licensed Agilent Products with other items other than (i) in the ordinary manner in the ordinary course of use of Licensed Agilent Products, (ii) as specified in Sections 2.2 and 2.3, or (iii) as otherwise permitted by the law of patent exhaustion.

2.2 Enzo Release of Agilent. Subject to the terms and conditions hereof, including Agilent’s timely payment of the Payment under Section 3.1, Enzo, on behalf of itself and its Affiliates, releases, acquits and absolutely and forever discharges Agilent and its Affiliates, and each of their officers, directors, shareholders (other than Persons, including Restricted Entities as defined in paragraph 5.3 below, that may have liability for patent infringement unrelated to their status as shareholders of Agilent), managers, employees, agents, and attorneys (“Agilent Released Persons”) from any claim, counterclaim, demand, allegation, damage, loss, debt, liability, account, reckoning, indemnity, obligation, cost, expense, lien, attorneys’ fee, any other action or cause of action of any kind or nature, whether now known or unknown, suspected or unsuspected, matured or unmatured, asserted or unasserted, in law or equity, for (i) infringement of the Licensed Enzo Patents to the extent related to the business of Agilent and occurring before the Effective Date; (ii) the claims and defenses asserted by and against Enzo and Agilent in, and the conduct of, the Litigation; and (iii) the conduct of settlement negotiations (except for representations or obligations expressly included in this Agreement).

Enzo also provides a limited release to customers, distributors, resellers, and users of any Licensed Agilent Products for any claim, based on conduct occurring before the Effective Date, of infringement of the Licensed Enzo Patents by Licensed Agilent Products and Covered Third Party Accused Products but only to the extent that Agilent’s own conduct with respect to such customer, distributor, reseller, or user infringement would give rise to a colorable claim against Agilent for direct or indirect infringement under 35 U.S.C. § 271 (and/or a claim based on the same types of indirect infringement theories asserted against Agilent in the Litigation), or other law of patent infringement outside the United States as may be applicable, but for the licenses,

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releases, and covenants granted to Agilent herein. For the avoidance of doubt, to the extent any customers, distributors, resellers, or users of any Licensed Agilent Product infringe the Licensed Enzo Patents for any reason that would not also give rise to a colorable claim against Agilent for direct or indirect infringement under 35 U.S.C. § 271 (and/or a claim based on the same types of indirect infringement theories asserted against Agilent in the Litigation), or other law of patent infringement outside the United States as may be applicable, but for the licenses, releases, and covenants granted to Agilent herein, such infringement is not released hereunder.

The scope of this release is fixed as of the Effective Date. Except as expressly set forth herein, this release shall not apply to any Person, including without limitation any Third Party, or any business, assets, or products thereof, acquired by Agilent or its Affiliates (whether by merger, consolidation, share acquisition, or acquisition of all or substantially all assets or otherwise) after the Effective Date.

Enzo irrevocably waives all rights arising under California Civil Code Section 1542 (and any similar or analogous requirement of law) with respect to the foregoing releases, to the extent Section 1542 otherwise would apply. Enzo acknowledges and understand that Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

2.3 Limited Enzo Covenant Not To Sue. Subject to the terms and conditions hereof, including Agilent’s timely payment of the Payment under Section 3.1, Enzo, on behalf of itself and its Affiliates, covenants during the term of this Agreement not to sue (1) Agilent or its Affiliates for infringement of the Licensed Enzo Patents; or (2) Agilent’s distributors, resellers, customers, and users for (i) infringement of the Licensed Enzo Patents by a Licensed Agilent Product, or (ii) infringement of the Licensed Enzo Patents by a Covered Third Party Accused Product using or containing a Licensed Agilent Product, but only to the extent that Agilent’s own conduct with respect to such customer, distributor, reseller, or user infringement would give rise to a colorable claim against Agilent for direct or indirect infringement under 35 U.S.C. § 271 (and/or a claim based on the same types of indirect infringement theories asserted against Agilent in the Litigation), or other law of patent infringement outside the United States as may be applicable, but for the licenses, releases, and covenants granted to Agilent herein. For the avoidance of doubt, to the extent any customers, distributors, resellers, or users of any Licensed Agilent Product infringe the Licensed Enzo Patents for any reason that would not also give rise to a colorable claim against Agilent for direct or indirect infringement under 35 U.S.C. § 271 (and/or a claim based on the same types of indirect infringement theories asserted against Agilent in the Litigation), or other law of patent infringement outside the United States as may be applicable, but for the licenses, releases, and covenants granted to Agilent herein, this covenant does not apply. This covenant not to sue is non-assignable by Agilent or by any of Agilent’s distributors, resellers, customers, and users who benefit from this covenant not to sue.

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2.4 Agilent Release of Enzo. Agilent, on behalf of itself and its Affiliates, releases, acquits and absolutely and forever discharges Enzo and its Affiliates, and each of their officers, directors, shareholders, managers, employees, agents, and attorneys from any claim, counterclaim, demand, allegation, damage, loss, debt, liability, account, reckoning, indemnity, obligation, cost, expense, lien, attorneys’ fee, any other action or cause of action of any kind or nature, whether now known or unknown, suspected or unsuspected, matured or unmatured, asserted or unasserted, in law or equity, arising out of or related to: (i) infringement of the Licensed Enzo Patents to the extent occurring before the Effective Date; (ii) the claims and defenses asserted in, and the conduct of, the Litigation; and (iii) the conduct of settlement negotiations (except for representations or obligations expressly included in this Agreement).

Agilent irrevocably waives all rights arising under California Civil Code Section 1542 (and any similar or analogous requirement of law) with respect to the foregoing releases, to the extent Section 1542 otherwise would apply. Agilent acknowledges and understand that Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

2.5 Covenant Not to Challenge. After the Effective Date and for so long as Agilent’s license is in force, Agilent further covenants that, except as (1) required by law or (2) in defense of an action for infringing a Licensed Enzo Patent brought against it or its Affiliates, or against its or their agents, representatives, suppliers, vendors, contractors, manufacturers, distributors, licensees, resellers, licensees, users, and customers (direct or indirect) involving any Licensed Agilent Products, it shall not knowingly and voluntarily contest (or assist in the contest) in any forum, including Federal Courts, whether under 28 U.S.C. §§ 2201-2202 or not, the United States Patent and Trademark Office, and/or the International Trade Commission, that the Licensed Enzo Patents are valid and enforceable; provided, however, nothing in this Agreement shall prevent Agilent or its Affiliates from complying with or responding to any court or governmental order or subpoena relating to the Licensed Enzo Patents. Notwithstanding the foregoing, nothing in this Agreement will preclude Agilent and its Affiliates from making any disclosure, providing information or producing documents as required by law, court order or legal process (including, without limitation, litigation related to discovery and/or subpoena), even if made in connection with a proceeding challenging the validity or enforceability of one or more of the Licensed Enzo Patents, and any such disclosure will not be considered a breach of this Agreement. It is understood that Agilent’s and its Affiliates’ providing factual statements regarding Licensed Agilent Products or any Third Party products containing them in response to a validly propounded subpoena will not be considered as assisting in the contest as used above. Agilent reserves the right to raise any and all defenses and counterclaims, including, but not limited to, invalidity and unenforceability of the Licensed Enzo Patents, and to otherwise contest the validity and enforceability of the Licensed Enzo Patents in any forum, that it could have raised in the Litigation, if a Licensed Enzo Patent is asserted based on Licensed Agilent Products or Third Party products containing them against Agilent, its Affiliates, customers, licensees,

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partners or users after the Effective Date; and Enzo reserves the right to raise any and all claims and defenses in opposition.

2.6 Limited Standstill. Each Party agrees that it shall not, and that it shall cause each of its Affiliates or representatives not to, file or otherwise bring any action or lawsuit alleging patent infringement against the other Party for a period of three (3) years after the Effective Date of this Agreement or until the termination of this Agreement, whichever is earlier (“Standstill Period”). Nothing in this Section 2.6 shall enlarge or otherwise modify the licenses, releases, or covenants set out in this Agreement. The foregoing provision is personal to the Parties, is non-assignable (except as set forth in Section 5.2), and does not apply to any other Person. Further, it shall not prevent either Party from engaging in discussions with the other Party or any other Person regarding the licensing of its patents or from enforcing its patents against any Person other than a Party. During this Standstill Period, any patent infringement claim that one Party has against the other shall be tolled and any damages will accrue and be recoverable to the full extent permitted by 35 U.S.C. § 286. For clarity, nothing shall prevent the Parties from seeking damages after the Standstill Period terminates for patent infringement occurring during the Standstill. If either Party violates this Standstill agreement, the other Party shall be free to immediately end the Standstill Period. If a complaint for patent infringement is filed after expiration of the Standstill Period, no Party may rely on the Standstill Period as a basis for any claim, counterclaim, or defense, including without limitation an assertion of laches or to defend against an injunction. Notwithstanding the foregoing, a Party still may assert any claim, counterclaim, or defense available, including without limitation an assertion of laches or a defense against an injunction, to the extent it does not specifically rely on the Standstill Period as a basis. For the avoidance of doubt, nothing in this provision or any other provision of this Agreement shall prevent either Party from intervening in patent litigation between the other Party and a Third Party based on any indemnity or other contractual obligation that either Party owes to such Third Party.

2.7 Acquisitions. The licenses, releases, and covenants set forth above shall exclude any products of another Person that is acquired (whether by merger, consolidation, share acquisition, or acquisition of all or substantially all assets or otherwise) by Agilent or its Affiliates on or after the Effective Date. The standstill set forth above shall not apply to any action or lawsuit in which the acquired Person is a party and that is pending as of the date of the acquisition of the acquired Person.

2.8 Modifications and Combinations In Manner Other Than Ordinary Course. No license or immunity is granted under this Agreement by Enzo, either directly or by implication, estoppel, or otherwise, to any Person acquiring Licensed Agilent Products for the modification or combination by such Person of Licensed Agilent Products with other items other than in the ordinary manner in the ordinary course of use of Licensed Agilent Products, or as specified by Sections 2.2 and 2.3, or as otherwise permitted by the law of patent exhaustion.

2.9 No Extinguishment Of Other Outstanding Royalty Obligations. For the avoidance of doubt, nothing in this Agreement shall operate to extinguish the obligation of any Person to pay royalties to Enzo arising from an obligation outside of this Agreement (including via contract, operation of law, judicial ruling, or otherwise).

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2.10 No Other Rights. No rights or covenants are granted under any patents except as expressly provided herein, whether by implication, estoppel or otherwise. No right to grant covenants, rights, sublicenses, or to become a foundry for Third Parties is granted under this Agreement. The Parties agree that, except as expressly set forth herein, the licenses, releases and covenants set forth in this Agreement (including Section 2) expressly exclude any methods, systems, products, services and/or components of any Third Party. The Parties further agree that, except as expressly provided herein, this Agreement does not cut off Enzo’s rights to enjoin, control or extract royalties with respect to such Third Party’s methods, systems, products, services and/or components.

SECTION 3: MONETARY CONSIDERATION

3.1 Payment. As partial consideration for this Agreement and the dismissal by Enzo of the Litigation hereunder, Agilent agrees to pay to Enzo a total of nine million U.S. Dollars ($9,000,000.00) (“Payment”), payable by Agilent to Enzo no later than seven (7) business days following the Effective Date of this Agreement in lawful money of the United States, in immediately available funds, by wire transfer to the following account: # # #

3.2 Taxes / Costs. Each Party acknowledges that this Agreement may have U.S. federal and state tax (collectively, “Tax”) or other consequences, and that the Party is not relying on any other Party for advice, representations or communications as to any potential Tax or other consequences. This Agreement is enforceable regardless of its Tax or other consequences. The Parties agree that they shall bear their own costs and attorneys’ fees relating to or arising from the Litigation and to the documentation and negotiation of this Agreement.

3.3 Dismissal. Within three (3) court days after the Payment of the consideration to Enzo under this Section 3 has cleared, the Parties shall cause their respective counsel to execute and file the stipulated motion in the form set forth in Exhibit A dismissing with prejudice all of Enzo’s claims against Agilent in the Litigation. The Parties shall promptly proceed with any and all additional procedures needed to dismiss the Litigation as set forth above, with each Party to bear its own costs and attorneys’ fees. The Parties also agree to submit to the court appropriate stipulations and proposed orders for extensions of time for all due dates in the Litigation so that neither Party is required to incur unnecessary expenses in the Litigation between the Effective Date and the date the Litigation is dismissed. The Parties acknowledge and agree that this Agreement is enforceable according to its terms with respect to final dismissal with prejudice of all claims and counterclaims in the Litigation.

3.4 No Admission of Liability. This Agreement is the result of a compromise and will not at any time be considered as an admission of liability or responsibility, or lack thereof, on the part of Enzo or Agilent. By entering into this Agreement, neither Agilent nor any of its Affiliates is conceding that it acted wrongfully in any fashion whatsoever. Except under this Agreement as expressly set forth in Section 3.1, Agilent and its Affiliates expressly deny that they are liable to Enzo in any way.

3.5 Full Settlement. The Parties agree that this Agreement is in full and complete settlement of the rights and obligations of the Parties in connection with the Litigation. This Agreement may

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be pleaded as a defense to any action, suit or claim and may be used as a basis for an injunction against any such action, suit, claim, or other proceeding of any type which may be prosecuted, initiated or attempted in violation of the terms hereof. A Party is entitled to recover from the other adverse party reasonable attorneys’ fees and other related legal expenses incurred in defending against any suit, action or claim brought or attempted by the other party in violation of the terms of this Agreement.

Section 4: TERM AND termination

4.1 Term. The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of the enforceability period of the last to expire of the Licensed Enzo Patents, unless earlier terminated as set forth in Section 4.2 below.

4.2 Termination. If Agilent fails to make the payment set forth in Section 3.1 in the time frame required by Section 3.1, then Enzo may terminate this Agreement immediately upon further written notice to that effect and the license, releases, covenants, and standstill granted by Section 2 of this Agreement shall immediately terminate, be deemed null and void ab initio, and be of no force and effect.

SECTION 5: ASSIGNMENT

5.1 Assignment. The license and other rights granted by Enzo in this Agreement are personal to Agilent. Except as otherwise permitted in this Section, Agilent may not assign, delegate, or otherwise transfer this Agreement or any license or rights hereunder without the prior written consent of Enzo. The limitations on assignment set forth in Section 5 do not apply to an internal reorganization of a Party or its Affiliates (re-incorporation or the like). Any other purported assignment, delegation, or transfer without the prior written consent of Enzo will be null and void ab initio and without effect. Except as set forth in Sections 2.1, 2.2, and 2.3 hereof, nothing herein expressed or implied will give or be construed to give any Person who is not a Party any legal or equitable rights hereunder.

5.2 Permitted Assignment by Agilent. Notwithstanding the provisions of Section 5.1, Agilent may assign its rights under this Agreement, in whole or in part, without Enzo’s prior written or oral consent, to a Person with whom Agilent is merged or consolidated, or who acquires all or substantially all of Agilent’s business subject to the Litigation; provided however, that (1) this Agreement shall not be assigned to multiple Persons; (2) any such assignment of rights will not extend to (a) products or services of such Person that pre-existed the merger, consolidation or acquisition (or natural evolutions or extensions thereafter), or (b) products or services that are subsequently developed by operating entities of the Person distinct from the Agilent business so acquired; (3) any such assignment of rights shall not relieve such Person from any obligations that such Person may have under this Agreement as a result of the merger, consolidation, or acquisition or the assignment of rights by Agilent; (4) the standstill provided in Section 2.6 shall apply only to patents owned or controlled by Agilent prior to the merger, consolidation, or acquisition; (5) the covenant not to challenge provided in Section 2.5 shall not apply to any challenge by such Person that was pending prior to the merger, consolidation, or acquisition or

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that is commenced in response to or in connection with a suit or threat of suit by Enzo for infringement of a Licensed Enzo Patent; and (6) Agilent obtains from such Person a written agreement to be bound by the terms and conditions of this Agreement (as modified by this section) and furnishes the same to Enzo.

In the event that Agilent does not continue to exist as a distinct operating entity (such as a wholly-owned subsidiary) after the transaction, the rights of Agilent hereunder so assigned only extend to Licensed Agilent Products existing as of the date of the transaction and natural evolutions of Licensed Agilent Products created after the date of the transaction, and will not otherwise extend to any products, services, or activities of the acquiring Person prior to, on or after the date of the transaction. Furthermore, in the event that Agilent does not continue to exist as a distinct operating entity (such as a wholly-owned subsidiary) after the transaction, the releases and covenants provided by Agilent and its Affiliates shall run with the rights being assigned or transferred and shall be binding on any permitted successors-in-interest, transferees, or assigns thereof, except that (i) the standstill provided in Section 2.6 shall apply only to patents owned or controlled by Agilent prior to the merger, consolidation, or acquisition; and (ii) the covenant not to challenge provided in Section 2.5 shall not apply to any challenge by such successor-in-interest, transferee, or assign that was pending prior to the merger, consolidation, or acquisition or that is commenced in response to or in connection with a suit or threat of suit by Enzo for infringement of a Licensed Enzo Patent. For avoidance of doubt, any such assignment of rights will not extend to any Third Party products or services existing prior to the time of transaction or natural evolutions or extensions thereof. Any purported assignment, delegation, or transfer under this Section 5.2 that does not comply with the foregoing will be null and void ab initio and without effect.

5.3 Further Restriction on Assignment by Agilent: Notwithstanding the provisions of Sections 5.1 and 5.2, in no event may this Agreement, including the license and rights granted hereunder, be assigned, delegated, or otherwise transferred without Enzo’s prior written consent to any of the following: Abbott Laboratories; Abbot Molecular, Inc.; Becton, Dickinson and Company; Becton, Dickinson Diagnostics, Inc.; Geneohm Sciences, Inc. (now part of Becton Dickinson); Gen-Probe, Inc. (now part of Hologic, Inc.); Hologic, Inc.; Illumina, Inc.; Life Technologies Corporation (now part of Thermo Fisher Scientific, Inc.); Roche Molecular Systems, Inc. (part of Hoffmann-La Roche AG); Roche Diagnostics Corporation (part of Hoffmann-La Roche AG); Roche Diagnostics Operations Inc. (part of Hoffmann-La Roche AG); and Roche Nimblegen, Inc. (part of Hoffmann-La Roche AG); or any of the respective Affiliates of any of the foregoing (each a “Restricted Entity”), so long as any patent infringement litigation concerning any of the Licensed Enzo Patents remains pending between Enzo and the respective aforementioned Restricted Entities.

5.4 Stock Purchase and Similar Transactions. For the avoidance of doubt, a Third Party’s (including a Person with whom Agilent is merged or consolidated, a Person who acquires all or substantially all of Agilent’s business subject to the Litigation, and any Restricted Entity) acquisition of Agilent by stock purchase, reverse triangular merger, or similar transaction does not constitute an assignment of the Agreement by Agilent where Agilent (or its successor entity) continues to exist as a distinct operating entity (for example, as a wholly-owned subsidiary of the Person or Restricted Entity) after the date of the acquisition, provided that the licenses,

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covenants, and releases granted herein shall not extend to (a) products or services of such Person or Restricted Entity that pre-existed the merger, consolidation or acquisition (or natural evolutions or extensions thereafter), or (b) products or services that are subsequently developed by operating entities of the Person distinct from the Agilent business so acquired.

5.5 Permitted Assignment by Enzo. All license rights, releases, and covenants, and other obligations contained herein shall run with the Licensed Enzo Patents, as it applies to the license rights and covenants contained in Sections 2.1 through 2.6, inclusive, and shall be binding on any successors-in-interest or assigns thereof. For the avoidance of doubt, any assignment of a Licensed Enzo Patent to any other Person shall be subject to this Agreement.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1 Representations:

6.1.1 Enzo Representations: Enzo represents and warrants that: (i) as of the Effective Date, Enzo and/or its Affiliates own the Licensed Enzo Patents, (ii) Enzo has the right (or the ability to require its Affiliates, as may be applicable) to grant the license, releases, and covenants with respect to the Licensed Enzo Patents and the standstill set forth herein; (iii) as of the Effective Date, it has not assigned or otherwise transferred to any other Person any rights to the Licensed Enzo Patents that would prevent Enzo from conveying the rights set forth herein; and (iv) the person executing this Agreement on behalf of Enzo has the full right and authority to enter into this Agreement on Enzo’s behalf.

6.1.2 Agilent Representations: Agilent represents and warrants that: (i) as of the Effective Date, Agilent has the right to grant the releases and covenants set forth herein; and (ii) the person executing this Agreement on behalf of Agilent has the full right and authority to enter into this Agreement on Agilent’s behalf.

6.1.3 Disclaimer of Representation. Nothing in this Agreement shall be construed as (i) a representation or warranty by Enzo as to the scope, validity, or enforceability of any patent; (ii) a representation or warranty that the manufacture, use, or sale of any products will not utilize or infringe any intellectual property rights; and (iii) any obligation by Enzo to pay annuities or otherwise maintain any patents in force in any country.

6.2 Confidentiality. From and after the Effective Date, neither Party shall disclose the existence or terms of this Agreement except:

6.2.1 with the prior written consent of the other Party;

6.2.2 to any governmental body having jurisdiction and specifically requiring such disclosure;

6.2.3 in response to a valid document request or subpoena or as otherwise may be required by law, legal process or order of a court, provided a protective order is in place that limits disclosure of such information to outside counsel only and the disclosing Party provides

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the other Party with written notice at least ten (10) business days prior to disclosure to permit the other Party the opportunity to object and/or to seek a court-entered protective order or comparable court-ordered restriction, and shall reasonably cooperate with the other Party in its efforts to obtain that protective order and take all other reasonable actions in an effort to minimize the nature and extent of such disclosure and obtain confidential treatment to the extent available;

6.2.4 for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission (expressly including, but not limited to, Form 8K disclosures), or any other filings, reports or disclosures that may be required under applicable laws or regulations;

6.2.5 to a Party’s accountants, legal counsel, tax advisors and other financial and legal advisors and other professional advisors in their capacity of advising the party in such matters, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein;

6.2.6 with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a proposed merger, acquisition, financing or similar transaction.

6.2.7 in connection with tax audits or to fulfill its corporate financial reporting obligations under GAAP;

6.2.8 with obligations of confidentiality at least as stringent as those contained herein, by any Party and its Affiliates as required to enforce this Agreement or establish rights hereunder;

6.2.9 to officers, key shareholders and/or employees with a need to know, attorneys, accountants and directors, who are under obligations of confidentiality (which may include professional responsibility obligations) at least as stringent as those contained herein; and

6.2.10 to its Affiliates, who are similarly bound by this Agreement or under obligations of confidentiality at least as stringent as those contained herein.

6.2.11 to Third Parties who make, develop, sell, offer to sell, export, import, distribute, resell, or otherwise dispose of any Licensed Agilent Product or who make, develop, sell, offer to sell, export, import, distribute, resell, or otherwise dispose of any Covered Third Party Accused Product, and who have a need to know, under obligations of confidentiality at least as stringent as those contained herein.

Notwithstanding anything else in this Agreement to the contrary, a Party may also disclose to anyone any information that is publicly available, through no breach by any Party of the confidentiality obligations hereunder.

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6.3 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or, if dispatched by prepaid air courier, with package tracing capabilities or by registered or certified airmail, postage prepaid, addressed as follows:

If to Enzo:

Dr. Elazar Rabbani

Enzo Life Sciences, Inc.

527 Madison Avenue

New York, NY 10022

Copy to (which does not constitute notice):

Michael Stadnick

Desmarais LLP

230 Park Avenue

New York, NY 10169

If to Agilent:

Office of the General Counsel/Chief Legal Officer

Agilent Technologies, Inc.

5301 Stevens Creek Boulevard

Santa Clara, CA 95051

Copy to (which does not constitute notice):

Jack B. Blumenfeld

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, DE 19899-1347

Such notices shall be deemed to have been served when received by addressee. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

6.4 Publicity. Neither Party will issue a press release or any other public announcement regarding this Agreement or the settlement of the Litigation unless the other Party provides prior consent in writing. Notwithstanding the foregoing and Section 6.2 above, upon inquiry either Party may state that Enzo and Agilent have entered into a settlement agreement.

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6.5 Governing Law / Jurisdiction. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of Delaware, without reference to conflict of laws principles. Enzo and Agilent agree (a) that all disputes and litigation regarding this Agreement, its construction and matters connected with its performance be subject to the exclusive jurisdiction of the state and federal courts in the District of Delaware (the “Court”), and (b) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to the Court. The Parties hereby waive any challenge to the jurisdiction or venue of the Court over these matters.

6.6 Sophisticated Parties Represented by Counsel. The Parties each warrant and represent that (i) they are sophisticated parties represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel; (ii) they and their counsel have determined through independent investigation and robust, arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement, (iii) it investigated the facts pertinent to this Agreement as it deemed necessary, (iv) no other Person or Party, nor any agent or attorney of a Party, made any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Agreement to induce it to execute this Agreement, (v) it has not executed this Agreement in reliance on any promise, representation or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter of this Agreement, and (vi) it has not executed this Agreement in reliance on any promise, representation or warranty not contained herein. The Parties included this paragraph to preclude any claim that any Party was fraudulently induced to execute this Agreement and to preclude the introduction of parol evidence to vary, interpret, supplement or contradict the terms of this Agreement.

6.7 Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted by Enzo under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that, notwithstanding anything else in this Agreement, Agilent and its Affiliates, as the licensee of such intellectual property rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code (including, without limitation, a Agilent and its Affiliates’ right to the continued enjoyment of the rights and licenses granted by Enzo under this Agreement). Notwithstanding the foregoing, this Agreement shall be deemed and treated as an executory contract under Section 365 of the Bankruptcy Code and is subject to the restrictions on assumption and assignment in section 365(c). Further, this provision shall not alleviate or contravene the restrictions on assignments and acquisitions set forth in this Agreement.

6.8 No Laundering. The Parties understand and acknowledge that the licenses, releases, and covenants granted to Agilent and its Affiliates by Enzo hereunder are intended to cover only the bona fide products or services of Agilent and its Affiliates and are not intended to cover patent laundering activities (i.e., activities that are undertaken solely for the purpose of improperly

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extending licensed rights to cover any activity of any third party acting outside the scope of Agilent’s or its Affiliates’ licensed activities). The Parties further agree that a purchase of a product from a supplier and resale of such product in substantially the same form back to the same suppler is not licensed under this Agreement. Nothing in this Agreement shall be construed to license sham sales or sham service contracts executed by Agilent or any of its Affiliates with any third party solely for the purpose of improperly extending licensed rights to cover any activity of any third party acting outside the scope of Agilent’s (or its Affiliates’) licensed activities.

6.9 Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable. The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

6.10 Entire Agreement. The Parties hereby agree that (i) this is an enforceable agreement; (ii) this Agreement constitutes the entire and only understanding of each of them with respect to the subject matter of the Agreement, and merges, supersedes and cancels all previous agreements and understandings, whether oral or written, with respect to the subject matter of the Agreement; (iii) no oral explanation or oral information by any Party hereto shall alter the meaning or interpretation of this Agreement; (iv) the terms and conditions of this Agreement may be altered, modified, changed or amended only by a written agreement that identifies itself as an amendment to this Agreement and is executed by duly authorized representatives of Enzo and Agilent; (v) the language of this Agreement has been approved by counsel for each of them, and shall be construed as a whole according to its fair meaning; and (vi) none of the them (nor their respective counsel) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise with respect to the Agreement.

6.11 Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

6.12 Construction; Language. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.

6.13 Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement. This Agreement may be executed by

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facsimile signatures or other electronic means and such signatures shall be deemed to bind each Party as if they were original signatures.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed below by their respective duly authorized officers.

Enzo Life Sciences, Inc.

By:	/s/ Elazar Rabbani

Name:	Elazar Rabbani

Title:	Chairman and CEO

Date:	1/4/16

Agilent Technologies, Inc.

By:	/s/ Jacob Thaysen

Name:	Jacob Thaysen

Title:	President, Diagnostics and Genomics Group, Agilent Technologies, Inc.

Date:	1/4/16
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EXHIBIT A

STIPULATED MOTION FOR DISMISSAL OF LITIGATION

UNITED STATES DISTRICT COURT
OF DELAWARE

ENZO LIFE SCIENCES, INC. vs. AGILENT TECHNOLOGIES, INC. Defendant.	) ) ) ) ) ) ) )	C.A. No. 12-434-LPS
)

joint Stipulation Of dismissal with prejudice

Pursuant to Rule 41(a)(1)(A)(ii) of the Federal Rules of Civil Procedure, Plaintiff, Enzo Life Sciences, Inc., and Defendant Agilent Technologies, Inc., by and through their respective counsel, hereby stipulate to the dismissal with prejudice of this action, including all claims and defenses. Each party shall bear its own attorneys’ fees and costs.

Respectfully submitted,

FARNAN LLP ________________ Brian E. Farnan (#4089) 919 North Market Street, 12th Flr Wilmington, DE 19801 (302) 777-0336 bfarnan@farnanlaw.com Attorneys for Plaintiff Enzo Life Sciences, Inc.	MORRIS NICHOLS ARSHT &TUNNELL LLP
______________________
Jack B. Blumenfeld (#1014)
Derek J. Fahnestock (#4705)
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899
(302) 658-9200
jblumenfeld@mnat.com
dfahnestock@mnat.com

Attorneys for Defendant
Agilent Technologies, Inc.